EZCORP REDUCES SIZE OF BOARD OF DIRECTORS AS TERMS EXPIRE
AUSTIN, Texas (February 18, 2021) — EZCORP, Inc. (NASDAQ: EZPW) today announced that, in line with current cost reduction initiatives, it is reducing the size of its Board of Directors, with five directors leaving the Board at the end of their current terms, which expire as of the company’s Annual Meeting of Stockholders to be held later today. Those directors are Shelaghmichael Brown, Hugo R. Dooner, Kent V. Stone, Robert W. K. Webb and Rosa Zeegers.
Jason A. Kulas, Chief Executive Officer, stated: “We are fortunate that these directors have been a part of our Board during a period of significant change and challenge. Through their substantial business and leadership experience, each provided invaluable contributions and fresh perspective to our Board deliberations, as well as thoughtful counsel and guidance to the company and to me. I want to thank them for their service to the company and look forward to continuing personal relationships with each of them.”
The remaining six directors — Phillip E. Cohen (Executive Chairman), Matthew W. Appel, Zena Srivatsa Arnold, Pablo Lagos Espinosa, Gary L. Tillett and Mr. Kulas — will be reelected to the Board to serve additional one-year terms.
Mr. Kulas continued, “These changes are consistent with our continuous efforts to optimize costs and efficiencies and are expected to reduce administrative expenses by up to $1.2 million annually. This reduction is incremental to the more than $13 million targeted annual cost savings we announced two weeks ago.”
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn loans in the United States and Latin America. We also sell merchandise, primarily collateral forfeited from pawn lending operations and pre-owned merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the Russell 2000 Index, S&P 1000 Index and Nasdaq Composite Index.
FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, current or future litigation and risks associated with the COVID-19 pandemic. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
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Phone: (512) 314-2220